Exhibit 10.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is entered into as of Oct 15, 2026, between Global Interactive Technologies, Inc., a Delaware corporation (“Company”), and Amy Shi (“Indemnitee”).

The Company wishes to protect Indemnitee in connection with her service to the Company. The parties agree as follows.

1. Covered service

This Agreement covers Indemnitee’s past, present, and future service as a director, Executive Chair, officer, employee, consultant, or agent of the Company, and service for another entity at the Company’s request.

Covered service includes services performed at the Company’s request before this Agreement, including her consulting service beginning in October 2021. It includes acts and omissions relating to covered service, regardless of when a claim is asserted.

Coverage does not depend on continued service, compensation, or the title held when the claim is made.

2. Indemnification

The Company shall indemnify Indemnitee to the fullest extent permitted by Delaware law against reasonable expenses and legally indemnifiable liabilities arising from covered service.

“Proceeding” includes any threatened, pending, or completed civil, criminal, administrative, regulatory, investigative, or arbitration matter, including appeals, whether brought by the Company, a shareholder, a government agency, or another person.

“Expenses” include reasonable attorneys’ fees, retainers, expert fees, court costs, discovery expenses, and other reasonable costs of investigating, defending, responding to, or appealing a Proceeding.

Coverage includes participation as a witness or responding to subpoenas, interviews, document requests, or investigations by reason of covered service, even if Indemnitee is not named as a defendant.

Indemnification shall include judgments, settlements, fines, and penalties only to the extent legally indemnifiable. Proceedings brought by or in the right of the Company remain subject to the limitations of Section 145(b) of the Delaware General Corporation Law.

3. Advancement of defense expenses

The Company shall advance reasonable Expenses within 10 calendar days after receiving a written request and reasonable supporting documentation. Indemnitee need not first pay the Expenses personally.

The Company shall pay reasonable defense retainers and may pay counsel directly at Indemnitee’s request. Documents may be redacted to preserve privilege, confidentiality, and attorney work product.

Advancement is a separate right and shall not depend on a final determination of indemnification, the merits of the allegations, or prior insurance recovery. A dispute over a particular expense shall not delay payment of undisputed amounts.

By signing this Agreement, Indemnitee undertakes to repay advances only if and to the extent a final judicial determination, after available appeals, establishes that she is not entitled to indemnification. This undertaking is unsecured and interest-free, and no additional guarantee or showing of ability to repay is required.

The Company shall not condition advancement on a release, resignation, admission of wrongdoing, or waiver of any separate right or claim.

4. Counsel and defense

Indemnitee may select qualified counsel, subject to reasonable fees and any applicable requirements of insurance coverage then in effect. Company approval of counsel shall not be unreasonably withheld, conditioned, or delayed.

The Company may offer a common defense where appropriate. Indemnitee is entitled to separate counsel at the Company’s expense where a material conflict exists, the Company brings the Proceeding against her, or a common defense would materially prejudice her interests.

Indemnitee shall reasonably cooperate with the defense, at the Company’s expense, without being required to waive privilege or legal protections.

The Company shall not settle a Proceeding in a manner that imposes an admission, personal payment, restriction, or other obligation on Indemnitee without her written consent.

Indemnitee shall obtain Company consent before a settlement for which she seeks indemnification. Consent shall not be unreasonably withheld, conditioned, or delayed.

5. Requests and determinations

Indemnitee shall give reasonably prompt notice of a Proceeding. Delayed notice shall reduce the Company’s obligations only to the extent the Company demonstrates actual material prejudice.

The Company shall determine a written indemnification request within 30 calendar days after receipt. Any reasonably necessary additional information shall be requested promptly and specifically. If additional time is reasonably necessary to evaluate that information, the Company may extend the determination period once, by no more than 30 calendar days, upon written notice explaining the reason.

Approved amounts shall be paid within 10 calendar days after determination. These procedures shall not delay advancement under Section 3.

Any determination required by law shall follow Section 145(d) of the Delaware General Corporation Law. Upon Indemnitee’s request, the Company shall take the steps permitted by that section to obtain a written determination from independent legal counsel. Where required, directors who are not parties to the Proceeding shall direct that referral.

Independent counsel shall be qualified and conflict-free, selected by Indemnitee and reasonably acceptable to the Company. The Company shall pay counsel’s reasonable fees. Disagreement over counsel selection shall not delay advancement or prevent Indemnitee from seeking judicial relief.

To the extent permitted by law, Indemnitee shall be presumed entitled to indemnification, and the Company shall bear the burden of establishing otherwise.

An allegation, settlement, adverse result, or termination of a Proceeding does not by itself establish that indemnification is unavailable.

To the extent Indemnitee successfully defends a Proceeding or a particular claim, issue, or matter, the Company shall indemnify the reasonable Expenses attributable to that success as required or permitted by law. Partial success shall not eliminate protection for successful portions.

6. Enforcement

If the Company fails to make a timely advance, denies indemnification, or fails to make a timely determination or payment, Indemnitee may seek relief in the Delaware Court of Chancery.

To the fullest extent permitted by law, the Company shall advance reasonable Expenses incurred in enforcing indemnification or advancement rights, including related insurance rights, subject to the undertaking in Section 3.

Advancement of enforcement Expenses shall be made within 10 calendar days after receipt of a written request and reasonable supporting documentation.

The Company shall indemnify reasonable enforcement Expenses to the extent Indemnitee succeeds, in whole or in part. A prior Company determination is not binding on the court.

The Company shall not offset disputed claims against amounts payable under this Agreement unless required by law or authorized by a final court order.

7. Insurance

The Company does not currently maintain D&O insurance. The Board shall review the availability and affordability of appropriate coverage within six months after the date of this Agreement and periodically thereafter, with the intention of obtaining coverage when financially practicable.

If coverage is obtained, Indemnitee shall be covered on terms no less favorable than those provided to similarly situated directors and officers. The Company shall provide relevant policies upon request, promptly notify Indemnitee of material cancellation, reduction, or nonrenewal, and timely report potentially covered claims.

Continuing coverage for prior acts shall be considered when coverage is obtained and upon termination of service or a change in control.

The absence of insurance, policy exclusions or limits, and insurer delay or denial do not reduce or defer the Company’s indemnification or advancement obligations under this Agreement.

8. Other sources of payment

Indemnitee need not first seek payment from another person or entity before requesting advancement or indemnification from the Company.

The Company may pursue available insurance recovery without delaying its obligations. Indemnitee shall reasonably cooperate at the Company’s expense.

There shall be no duplicate recovery for the same expense or liability. Any reimbursement, subrogation, or contribution shall preserve Indemnitee’s rights and shall not prejudice her defense.

9. Legal limitations

This Agreement does not require payments prohibited by applicable law or a binding court order.

Indemnification is unavailable for amounts actually recovered elsewhere, legally prohibited securities-law recoveries or compensation clawbacks, or other liabilities that cannot lawfully be indemnified.

A Proceeding initiated by Indemnitee is covered only if authorized by the Board, except proceedings to enforce indemnification, advancement, or related insurance rights and defensive claims arising within a covered Proceeding.

These limitations do not eliminate advancement rights merely because misconduct is alleged. Advancement and ultimate indemnification shall be determined separately under applicable law.

10. Continuing protection

This Agreement continues after resignation, removal, termination, nonrenewal, or a change in control, for as long as a Proceeding arising from covered service may be brought or remains unresolved.

It binds the Company and its successors and benefits Indemnitee and her estate, heirs, and personal representatives.

The Company shall require a successor acquiring substantially all its business or assets to assume this Agreement in writing. No assumption releases the Company’s existing obligations without Indemnitee’s written consent.

Amendments to the Company’s governing documents or policies shall not diminish contractual rights under this Agreement. Amendments to this Agreement require both parties’ written consent and necessary Company approval.

11. Separate rights and payment obligations

These protections are additional to rights under applicable law, the Company’s governing documents, insurance, and other agreements. More favorable lawful rights remain available.

This Agreement does not release or settle compensation claims, earlier contributions, loans or advances, expense reimbursements, intellectual property rights, or any third party’s rights or claims.

Any deferral of compensation under another agreement does not defer advancement, indemnification, or insurance obligations under this Agreement.

12. General provisions

Delaware law governs this Agreement. Proceedings to enforce indemnification or advancement shall be brought in the Delaware Court of Chancery, or another Delaware court with jurisdiction if that court lacks jurisdiction.

The Company represents that this Agreement has been duly approved and that its signatory is authorized to bind the Company.

Each party shall separately designate its notice address and email in writing and may update them by written notice. An advancement request may be delivered to the Company’s designated email recipient.

The Company shall acknowledge receipt within two business days; failure to acknowledge shall not delay the payment deadline where delivery is established. Other notices shall be effective upon acknowledged email receipt or documented courier delivery.

If any provision is unenforceable, the remaining provisions remain effective, and lawful protection shall be preserved to the fullest permitted extent.

Electronic signatures and counterparts are permitted.

GLOBAL INTERACTIVE TECHNOLOGIES, INC.

By:	/s/ John S. Morris III
Name:	John S. Morris III
Title:	Board-authorized representative
Date:	October 16, 2026

INDEMNITEE

Amy Shi:	/s/ Amy Shi
Date:	October 16, 2026